Exhibit 99.1

Guidant Reports Record Fourth Quarter Sales of $951 Million, 8 Percent Sales Growth; Record Full-Year 2003 Sales of $3.7 Billion, 17 Percent Sales Growth

    INDIANAPOLIS--(BUSINESS WIRE)--Jan. 29, 2004--Guidant Corporation
(NYSE:GDT):

    Fourth quarter highlights:

    -- Worldwide implantable defibrillator revenue of $396 million, up 30 percent

    -- Worldwide stent revenue of $202 million, down 17 percent; up 2 percent versus third quarter

    -- Fourth quarter GAAP earnings per share from continuing operations of $0.63 versus $0.41 in 2002

    -- Continued progress on drug eluting stent program; on track for first launch in 2005

    Guidant Corporation (NYSE:GDT), a world leader in the treatment of cardiac and vascular disease, today reported fourth quarter sales of $951 million, representing sales growth of $73 million or 8 percent versus the prior year. Foreign currency translations favorably impacted revenue by $41 million and earnings per share by approximately $0.02 per share.
    The company reported fourth quarter GAAP income and earnings per share from continuing operations of $200 million and $0.63. These results, as more fully described below, reflect a favorable resolution of tax audits during the quarter and additional expenses related to the performance-based acceleration of the company's 2003 equity compensation program.
    For the full-year 2003, the company reported sales of $3.699 billion, representing sales growth of $538 million or 17 percent versus the prior year. Foreign currency translations favorably impacted revenue by $131 million and earnings per share by approximately $0.08 per share.
    The company reported 2003 GAAP income and earnings per share from continuing operations of $426 million and $1.36. This includes approximately $338 million in charges for previously announced litigation settlements and in-process research and development associated with technology acquisitions. Excluding these items, adjusted net income and earnings per share for the full-year 2003 were $764 million and $2.44.
    Please see the attached schedules and the Guidant website at www.guidant.com/investors for additional information, including a reconciliation of special items and discontinued operations.

    Management Observations

    "In 2003, Guidant increased sales by one-half billion dollars and maintained profitability, while reducing our dependence on U.S. end-user coronary stents," commented Ronald W. Dollens, president and CEO, Guidant Corporation. "Sales of the remaining portfolio, which represents nearly 90 percent of our total sales, increased 28 percent reflecting the growth in our broad product offering, sales force expansion and the overall market."
    "As we enter 2004, we look forward to building on our successes of 2003 by continuing to expand the market for implantable defibrillators, achieving a number of drug eluting stent development milestones, and maintaining solid profitability," stated Dollens.

    Fourth Quarter Financial Highlights:

    -- Sales of products other than U.S. end-user coronary stents represented 91 percent of total revenues and increased
        17 percent.

    -- Worldwide implantable defibrillator sales increased 30 percent to $396 million, and U.S. implantable defibrillator sales grew 26 percent to $314 million.

    -- Worldwide pacemaker sales increased 1 percent to $171 million, and U.S. pacemaker sales recorded a 2 percent decline to $105 million.

    --  Worldwide coronary stent sales of $202 million declined
        17 percent compared to the fourth quarter of 2002, and increased 2 percent versus the third quarter of 2003.

        --  U.S. stent sales totaled $101 million, declining
            37 percent, with $88 million from end-user sales, reflecting a 38 percent decline.

        -- U.S. end-user stent prices increased 1 percent compared to the fourth quarter of 2002 and increased 5 percent compared to the third quarter of 2003.

    -- Worldwide angioplasty, atherectomy and intravascular radiation product sales of $127 million grew 9 percent compared to the prior year's fourth quarter.

    -- Sales of cardiac surgery, biliary, peripheral and carotid systems grew 22 percent to $56 million.

    -- Gross margin decreased to 75.0 percent from 76.5 percent in the fourth quarter of 2002 and 76.1 percent in the third quarter of 2003. In the quarter the company recorded
        $11 million of expense (1.2 percentage points) primarily related to inventory containing a specific component that was found to be out of specification.

    -- Income from continuing operations includes a $30 million favorable resolution of tax audits during the quarter and a $13 million after-tax expense related to the performance-based acceleration of the company's 2003 equity compensation program. The net benefit of these items on earnings per share from continuing operations was $0.05.

    -- GAAP income and earnings per share from continuing operations of $200 million and $0.63 increased from $125 million and $0.41 in the fourth quarter of 2002. GAAP income and earnings per share from continuing operations for the fourth quarter of 2002 included pre-tax charges of $48 million for purchased in-process research and development and $61 million related to the termination of the Cook merger agreement.

    -- During the quarter, the company discontinued its operations in Brazil resulting in a fourth quarter charge of $7 million, net of tax, which was classified as discontinued operations in accordance with generally accepted accounting principles. The impact of this reclassification reduced revenues for prior periods by approximately $3-$5 million per quarter.

    -- During the quarter, the company granted Cook Incorporated a covenant not to sue related to Cook's manufacture and distribution of their endovascular graft products in exchange for $20 million. The proceeds were recorded in discontinued operations in connection with the company's previously announced exit of its abdominal aortic aneurysm business.

    --  In the fourth quarter, the company completed the repurchase of
        4.7 million shares under a previously announced stock buy-back program.

    2003 Financial Highlights:

    -- Sales of products other than U.S. end-user coronary stents represented 89 percent of total revenues and increased
        28 percent.

    -- Worldwide implantable defibrillator sales increased 48 percent to $1.489 billion and U.S. sales grew 47 percent to $1.211 billion.

    -- Worldwide pacemaker sales increased 7 percent to $684 million and U.S. pacemaker sales increased 4 percent to $432 million.

    --  Worldwide coronary stent sales of $844 million declined
        8 percent.

        --  U.S. stent sales totaled $463 million, declining
            26 percent, with $402 million from end-user sales, reflecting a 30 percent decline.

    -- Worldwide angioplasty, atherectomy and intravascular radiation product sales of $478 million grew 11 percent.

    -- Sales of cardiac surgery, biliary, peripheral and carotid systems grew 24 percent to $205 million.

    -- Gross margins were 75.6 percent compared to 75.9 percent in 2002.

    -- GAAP income and earnings per share from continuing operations were $426 million and $1.36 in 2003 compared to $668 million and $2.18 in 2002. GAAP income and earnings per share from continuing operations included total after tax special items of $338.2 million in 2003 compared to $27.5 million in 2002. Please see the attached schedules for detail of these items.

    -- The company recorded after-tax expenses of $41 million or $0.13 per share in 2003 related to restricted stock grants made under the 2003 equity compensation program, including accelerated vesting based on the attainment of company share-price appreciation targets.

    Financial Guidance

    Guidant also announced today sales and earnings guidance for the first quarter of $900 - $940 million and $0.52 - $0.57 per share. This guidance includes an after-tax expense of $10 million or $0.03 per share resulting from attainment of the third and final restricted stock share-price appreciation target.
    Guidant reiterated full year 2004 sales and earnings guidance at $3.75 - $3.95 billion and $2.40 - $2.55 per share. Related GAAP earnings per share for the first quarter and the full year are $0.44 - $0.49 and $2.32 - $2.47 and include the impact of IPRD charges related to Guidant's previously announced acquisition of AFx, inc. and a positive impact of the company's equity compensation program expense incurred in 2003.
    Guidant provides earnings per share guidance on an adjusted basis from continuing operations because Guidant's management believes that the presentation provides useful information to investors. Among other things, it may assist investors in evaluating the company's operations period over period -- which is also the basis on which it generally is most reasonable to forecast results. This measure may exclude such items as business development activities (including purchased in-process research and development (IPRD) at acquisition or upon attainment of milestones), strategic developments (including restructurings and product line changes) and significant litigation. Special items may be highly variable, difficult to predict, and of a size that sometimes has substantial impact on the company's reported operations for a period. Based on existing business development arrangements, the company anticipates that it may record charges to earnings in addition to the $0.08 per share previously reported for the acquisition of AFx, inc., of up to $0.20 - $0.25 per share ($65 - $80 million after tax) of IPRD special items in 2004 based primarily on the potential attainment of various milestones in the development of drug eluting stents during the year. The company continues to evaluate business development opportunities, which may generate additional IPRD charges in the balance of the year, and other special items may arise. Further, because the company provides guidance for continuing operations, guidance does not reflect matters classified as discontinued operations. As with guidance, the company provides historical net income and earnings per share on an adjusted basis. Management uses all of these measures internally for planning, forecasting and evaluating the performance of the business, including allocating resources and evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

    Earnings Webcast Information

    As previously announced, Guidant will conduct a live webcast today, Thursday, January 29, at 11:00 a.m. ET. The live webcast of Guidant's conference call will be accessible through Guidant's website at www.guidant.com/webcast. The webcast will be archived for future on-demand replay. The webcast will also include presentation visuals. This earnings release will be archived at www.guidant.com and additional financial information will be available at www.guidant.com/investors.
    The call will be hosted by Guidant's President and CEO Ronald W. Dollens and will feature a review of current financial results. Also participating on the call will be Keith E. Brauer, vice president, finance and CFO; Fred McCoy, president, Cardiac Rhythm Management, and Dana G. Mead, Jr., president, Vascular Intervention.
    System requirements for the webcast include Internet Explorer 5.0 (or higher) or Netscape Navigator 4.0 (or higher). Users also should have the most recent version of Windows Media Player, which can be downloaded for free at http://www.microsoft.com/windows/windowsmedia/en/download/. Users may experience varying levels of performance based on their connection speed, system capabilities and presence of a corporate firewall. To ensure a connection, users should go to the program five to 15 minutes before its start.

    Guidant Corporation pioneers lifesaving technology, giving an opportunity for a better life today to millions of cardiac and vascular patients worldwide. The company, driven by a strong entrepreneurial culture of more than 11,000 employees, develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life's most threatening medical conditions. For more information, visit www.guidant.com.

    Forward Looking Statements

    This release includes forward-looking statements concerning financial guidance, business prospects, and progress with drug eluting stents (DES). The statements are based on assumptions about many important factors, including general business conditions; market trends and competition, including sales growth rates for defibrillator and pacemaker systems and company stent sales trends in light of the competitive product introductions; satisfactory clinical and regulatory progress, particularly with respect to clinical trials relating to DES; any business development activities, including acquisitions that may result in IPRD; economic conditions, including exchange rates; litigation developments and the factors listed on exhibit 99 to Guidant's most recent 10-Q. As such, they involve risks that could cause actual results to differ materially. The company does not undertake to update its forward-looking statements.


Guidant Corporation
Consolidated Statements of Income
(In millions, except per-share data)
(Unaudited)

                         Three Months Ended   Three Months Ended
                          December 31, 2003    December 31, 2002
                                                     Special    As
                               Reported     Reported  Items   Adjusted
                                                       (1)
                               --------     -------- ------- ---------

Net sales                       $951.4       $878.3            $878.3

Cost of products sold            237.7        206.2             206.2
                               --------     -------- ------- ---------

   Gross profit                  713.7        672.1             672.1

Research and development         133.1        116.8             116.8
Purchased in-process research
 and development                     -         48.4  ($48.4)        -
Sales, marketing and
 administrative                  324.9        260.2             260.2
Interest, net                     (1.2)        (2.6)             (2.6)
Royalties, net                    15.7         15.3              15.3
Amortization                       8.9          3.1               3.1
Other, net                         2.3          5.8               5.8
Restructuring charge                 -         60.6   (60.6)        -
                               --------     -------- ------- ---------

Income from continuing
 operations before
 income taxes                    230.0        164.5   109.0     273.5

Income taxes                      30.0         39.3    33.3      72.6
                               --------     -------- ------- ---------
   Tax rate                       13.0%        23.9%             26.5%

Income from continuing
 operations                      200.0        125.2   $75.7    $200.9
                                                     ======= =========
   % of sales                     21.0%        14.3%             22.9%

Income (Loss) from
 discontinued operations,
 net of income taxes               4.9        (32.8)
                               --------     --------

Net Income                      $204.9        $92.4
                               ========     ========

Earnings per share--basic
  Income from continuing
  operations                      $0.65        $0.41   $0.26     $0.67
                                                             =========
  Income (Loss) from
   discontinued operations,
   net of income taxes             0.02        (0.10)
                                --------     --------
  Net income                      $0.67        $0.31
                                ========     ========

Earnings per share--diluted
  Income from continuing
  operations                      $0.63        $0.41   $0.24     $0.65
                                                             =========
  Income (Loss) from
   discontinued operations,
   net of income taxes             0.02        (0.10)
                                --------     --------
  Net income                      $0.65        $0.31
                                ========     ========

Weighted average shares
 outstanding
  Basic                          306.07       302.63            302.63
  Diluted                        315.33       305.01            305.01

(1) Fourth quarter 2002 special items include:

    --  $29.1 million purchased in-process research and development
        (IPRD) associated with the purchase of an exclusive license from Novartis Pharma AG and Novartis AG for the right to utilize the drug everolimus in drug eluting stents

    -- $19.3 million IPRD recorded in conjunction with the acquisition of Cardiac Intelligence Corporation

    -- $60.6 million termination payment and related expenses associated with termination of the Cook Group Inc. merger agreement


Guidant Corporation
Consolidated Statements of Income
(In millions, except per-share data)

                       Year Ended                   Year Ended
                    December 31, 2003            December 31, 2002

                         Special    As               Special    As
               Reported   Items   Adjusted Reported   Items   Adjusted
                           (1)                         (2)
               --------- ------- --------- --------- ------- ---------

Net sales      $3,698.8          $3,698.8  $3,160.6          $3,160.6

Cost of
 products sold    903.8             903.8     762.8             762.8
               --------- ------- --------- --------- ------- ---------

   Gross profit 2,795.0           2,795.0   2,397.8           2,397.8

Research and
 development      518.4             518.4     415.5             415.5
Purchased in-
 process
 research and
 development       83.7  ($83.7)        -      54.9  ($54.9)        -
Sales,
 marketing and
 administrative 1,198.9           1,198.9     950.7             950.7
Interest, net      (6.3)             (6.3)      1.3               1.3
Royalties, net     63.9              63.9      54.0              54.0
Amortization       20.9              20.9      12.6              12.6
Other, net          7.7               7.7      12.6              12.6
Litigation, net   422.8  (422.8)        -    (137.1)  137.1         -
Foundation
 contribution         -                 -      40.0   (40.0)        -
Restructuring
 charge               -                 -      14.0   (14.0)        -
Cook charge           -                 -      60.6   (60.6)        -
               --------- ------- --------- --------- ------- ---------

Income from
 continuing
 operations
 before income
 taxes            485.0   506.5     991.5     918.7    32.4     951.1

Income taxes       59.5   168.3     227.8     250.6     4.9     255.5
               --------- ------- --------- --------- ------- ---------
   Tax rate        12.3%             23.0%     27.3%             26.9%

Income from
 continuing
 operations       425.5  $338.2    $763.7     668.1   $27.5    $695.6
                         ======= =========           ======= =========
   % of sales      11.5%             20.6%     21.1%             22.0%

Loss from
 discontinued
 operations,
 net of income
 taxes            (95.2)                      (56.3)
               ---------                   ---------

Net Income       $330.3                      $611.8
               =========                   =========

Earnings per
 share--basic
  Income from
   continuing
   operations     $1.39   $1.11     $2.50     $2.21   $0.10     $2.31
                                 =========                   =========
  Loss from
   discontinued
   operations,
   net of
   income taxes   (0.31)                      (0.18)
               ---------                   ---------
  Net income      $1.08                       $2.03
               =========                   =========

Earnings per
 share--diluted
  Income from
   continuing
   operations     $1.36   $1.08     $2.44     $2.18   $0.09     $2.27
                                 =========                   =========
  Loss from
   discontinued
   operations,
   net of
   income taxes   (0.30)                      (0.18)
               ---------                   ---------
  Net income      $1.06                       $2.00
               =========                   =========

Weighted
 average shares
 outstanding
  Basic          305.10            305.10    301.74            301.74
  Diluted        312.52            312.52    305.99            305.99

(1) Special items in 2003 include:

    -- $35.2 million in-process research and development (IPRD) recorded in conjunction with the acquisition of certain bioabsorbable polymer technologies from MediVas LLC

    -- $32.5 million IPRD primarily related to the Biosensors acquisition and the achievement of a performance milestone related to the six-month clinical data of the everolimus-eluting stent trial, FUTURE I

    -- $16.0 million IPRD recorded in conjunction with the acquisition of a majority interest in Bioabsorbable Vascular Solutions

    -- $422.8 million net litigation charge primarily related to the arbitration decision involving Cordis Corporation

(2) Special items in 2002 include:

    -- $35.6 million purchased IPRD associated with the purchase of an exclusive license from Novartis Pharma AG and Novartis AG for the right to utilize the drug everolimus in drug eluting stents

    -- $19.3 million IPRD recorded in conjunction with the acquisition of Cardiac Intelligence Corporation

    -- $137.1 million net litigation benefit resulting primarily from a $158.2 million award plus interest and costs against Medtronic, Inc.

    --  $40.0 million contribution to the Guidant Foundation

    -- $14.0 million for the restructuring of the peripheral product line operations

    -- $60.6 million termination payment and related expenses associated with the termination of the Cook Group Inc. merger agreement


Guidant Corporation
Condensed Consolidated Balance Sheets
(In millions)

                                            December 31,  December 31,
                                                2003          2002

Cash and short-term investments               $1,468.2       $1,025.1
Accounts receivable, net                         832.3          689.1
Inventories                                      402.9          295.7
Other current assets                             376.5          293.3
                                              ---------      ---------

   Total current assets                        3,079.9        2,303.2

Other assets                                     792.2          769.8
Property and equipment, net                      768.0          643.1
                                              ---------      ---------

   Total assets                               $4,640.1       $3,716.1
                                              =========      =========

Current liabilities, excluding
 short-term debt                                $812.4         $859.0
Short-term debt                                  250.0            6.8
                                              ---------      ---------

   Total current liabilities                   1,062.4          865.8

Long-term debt                                   698.3          361.7
Other noncurrent liabilities                     166.1          166.8
Shareholders' equity                           2,713.3        2,321.8
                                              ---------      ---------

   Total liabilities and equity               $4,640.1       $3,716.1
                                              =========      =========

    CONTACT: Guidant Corporation
             Steven Tragash, Corporate Communications, 317-971-2031 Andy Rieth, Investor Relations, 317-971-2061